Exhibit 16


February 12, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

             Re: Windsortech, Inc. (Formerly know as Delta States Oil, Inc.)

     I have been informed by Windsortech, Inc. (formerly known as Delta States Oil, Inc.) (the "Registrant") that it has replaced us with Rubin, Brown, Gornstein & Co. LLP ("RBG"), as the Registrant's independent accountants for the year ending December 31, 2001.

     I have read Item 4 of the Registrant's Current Report on Form 8-K dated February 12, 2002 and are in agreement with the statements contained in the second and third paragraphs therein.

Very truly yours,

/S/ Milton Reece, CPA

Milton Reece, CPA